UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2015

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective December 31, 2015, the Compensation Committee of the Board of Directors (the “Committee”) set the annual base salaries of Stanton E. Ross, President and Chief Executive Officer, and Thomas J. Heckman, Chief Financial Officer, Treasurer and Secretary, at $220,000 each for 2016. This represents an increase from the $175,000 annual base salary for each individual during the four previous years.

The Committee determined that Stanton E. Ross would be eligible for bonuses of up to $350,000 in 2016 and Thomas J. Heckman would be eligible for bonuses of up to $250,000 in 2016 based on their performance during the year. The Committee will review each executive officer’s performance on a periodic basis in 2016 and determine what, if any, portion of the bonus he has earned and will be paid as of such point. In this regard, $150,000 of the foregoing bonuses for each person is eligible for granting based on the Committee’s evaluation of the executive officers’ performances and the balance for each person will be eligible for granting based on performance only after the Company has achieved positive adjusted EBITDA for one quarter in 2016.

The Committee also determined that Messrs. Ross and Heckman would be eligible in 2016 for awards of restricted stock or stock options exercisable to purchase up to 100,000 shares each based on their performance. The Committee awarded 35,000 shares of restricted common stock to each of them effective January 4, 2016. The shares vest one half on January 3, 2017 and one half on January 3, 2018 provided each person remains an officer on such date.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2016

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer